LifeVantage Announces Fourth Quarter and Full Fiscal Year 2015 Results

Full Fiscal Year 2015 Revenue was $190.3 Million
Generated $17.4 Million Adjusted EBITDA and $7.0 Million Net Income in Fiscal Year 2015
Company Provides Fiscal 2016 Guidance; Expects to Achieve Increased Revenue, Operating Margin and EPS
Outlines Plan for Continued NASDAQ Listing

Salt Lake City, UT, September 1, 2015, LifeVantage Corporation (NASDAQ: LFVN) today reported financial results for its fourth quarter and full year ended June 30, 2015.
Fourth Quarter Fiscal 2015 Highlights:

•	Revenue was flat at $45.3 million when compared sequentially to $45.2 million for the third fiscal quarter of 2015;

•	Revenue in the Americas increased 2.5% and revenue in Asia/Pacific decreased 5.5% on a sequential basis;

•	Adjusted EBITDA decreased to $3.1 million, compared to $3.3 million in the third fiscal quarter of 2015;

•	Completed implementation of annual cost structure improvements of approximately $4 million.
Full Year Fiscal 2015 Highlights:

•	Revenue was $190.3 million compared to $214.0 million for the prior fiscal year;

•	Revenue in the Americas decreased 2.2% and revenue in Asia/Pacific decreased 28.2% compared to the prior fiscal year;

•	Adjusted EBITDA was $17.4 million compared to $24.5 million for the prior year;

•	Reduced long-term debt to $20.7 million at the end of fiscal 2015 from $29.8 million at the end of fiscal 2014;

•	Ended fiscal 2015 with $13.9 million of cash and cash equivalents;

•	Returned $9.9 million to shareholders by repurchasing 7.6 million shares.

"Our fourth quarter results reflected stability in our revenue and operating results,” stated LifeVantage President and Chief Executive Officer Darren Jensen. “We strategically implemented $4 million of annualized cost savings in the fourth quarter of fiscal 2015 to better align our cost structure with current sales trends, and position us for stronger EBITDA and net income in fiscal 2016.”
Mr. Jensen continued, “Since I joined the company in May of 2015, we have taken a deliberate approach to reposition LifeVantage for success. We have assembled an executive leadership team with more than 75 years of combined experience and demonstrated success within the direct selling industry. Operationally, we have implemented a proactive plan that focuses on critical aspects of our business, including the utilization of new technologies, brand differentiation, the formulation of new products, and international growth. In the Distributor field, we have a more focused approach designed to engage and ignite our field leadership and our existing Distributors to grow their respective organizations and our company. When comparing our financial results on a sequential basis, we have already begun stabilizing our top and bottom line results in the first quarter. We expect that we will begin to see improved results beginning in the back half of fiscal 2016 as our new initiatives begin to take hold across our organization.”
Today, the company filed a preliminary proxy statement that includes a unanimous recommendation from the Board of Directors that stockholders approve a proposal to implement a reverse split of the company’s stock in order to maintain the company’s listing on the NASDAQ Capital Market. The company currently meets all financial requirements necessary for continued listing on NASDAQ Capital Market; however its current stock price does not meet the minimum bid price requirement of $1 per share. Therefore the board has unanimously approved the reverse stock split with the primary intent of increasing the price of the company’s common stock in order to maintain its listing.
Mr. Garry Mauro, Chairman of the Board of LifeVantage stated, “As you see from this earnings release, we generated over $190 million of revenue this past year, have solid EBITDA and expect both metrics to improve in fiscal 2016. We are submitting the request for a reverse stock split from a position of strength. We currently have approximately 97.8 million shares outstanding and as many of our shareholders have mentioned to us, that is too many shares outstanding.
“This reverse stock split is intended to enable us to exceed the minimum bid price and maintain continued listing on Nasdaq, which is extremely important as we look to enhance and maximize long-term shareholder value. During the past 3 years we have been very open about our desire to significantly reduce our shares outstanding and therefore, we have repurchased approximately 30 million shares. In addition, we believe that having fewer shares outstanding and a higher stock price will make our company more attractive to institutional money managers. For all of these positive reasons, we believe it is important for our shareholders to vote in favor of the proposal.”
Fourth Quarter Fiscal 2015 Results
For the fourth fiscal quarter ended June 30, 2015, the Company reported revenue of $45.3 million, compared to sequential revenue of $45.2 for the third fiscal quarter ended March 31, 2015, and $56.0 million for the same period in fiscal 2014. Year-over-year quarterly revenue reflects a decrease of 15.0% in the Americas and a decrease in the Asia/Pacific region of 29.3%, primarily due to lower sales in Japan. Revenue for the quarter was negatively impacted $2.0 million, or approximately 3.6%, by foreign currency fluctuation.
Commissions and incentives expense for the fourth fiscal quarter of 2015 was $21.7 million, or 47.8% of revenue, compared to $27.0 million, or 48.1% of revenue, in the same period last year. Selling, general and administrative expense (SG&A) for the fourth fiscal quarter of 2015 was $14.8 million, or 32.6% of revenue, compared to $15.3 million, or 27.4% of revenue, in the same period last year. SG&A expense in the fourth fiscal quarter of 2015 includes $0.7 million in one-time expenses related to the engagement of an executive search firm.
Operating income for the fourth fiscal quarter of 2015 was $1.6 million, compared to $4.7 million for the fourth fiscal quarter of 2014.
Adjusted EBITDA was $3.1 million for the fourth fiscal quarter of 2015, compared to $6.1 million for the prior year period.
Net income for the fourth fiscal quarter of 2015 was $0.2 million, or $0.00 per diluted share, calculated on 96.5 million fully diluted shares. This compares to net income for the fourth fiscal quarter of 2014 of $2.4 million, or $0.02 per diluted share, calculated on 105.6 million fully diluted shares.
Fiscal 2015 Full Year Results
For the full year ended June 30, 2015, the Company reported net revenue of $190.3 million, compared to $214.0 million in the prior year. Revenue in the Americas decreased 2.2%, while revenue in Asia Pacific decreased 28.2% due primarily to lower sales in Japan. Revenue for fiscal 2015 was negatively impacted $6.0 million, or 2.8%, by foreign currency fluctuation.
Operating income for fiscal 2015 was $13.9 million, compared to $19.4 million for the prior year. Adjusted EBITDA was $17.4 million for fiscal 2015, compared to $24.5 million for the prior year. Fiscal 2015 operating income includes the benefit of approximately $2 million from proceeds recovered and related to the Company's December 2012 product recall.
Net income for fiscal 2015 was $7.0 million, or $0.07 per diluted share, compared to $11.4 million, or $0.10 per diluted share for the prior year.
Balance Sheet & Liquidity
The Company generated $13.2 million of cash flow from operations in fiscal 2015. Cash flow benefited from a one-time cash settlement of approximately $2.0 million in the first quarter. The Company's cash and cash equivalents at June 30, 2015 were $13.9 million, compared to $20.4 million at the end of fiscal year 2014. The Company repaid $9.2 million of debt during fiscal 2015. During fiscal 2015, the Company returned $9.9 million to shareholders by repurchasing a total of 7.6 million shares.
Fiscal Year 2016 Guidance
The Company expects to generate revenue in the range of $195 million to $210 million in fiscal year 2016. The Company expects its operating margin to be in the range of 8.5% to 10.5% and earnings per diluted share in the range of $0.08 to $0.11, based on an estimated 100 million diluted shares and a 36% effective tax rate.
Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (800) 289-0529 from the U.S. International callers can dial (913) 981-5546. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 3, 2015, by dialing (877) 870-5176 from the U.S. and entering confirmation code 5112760, or (858) 384-5517 from international locations, and entering confirmation code 5112760.
There also will be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq:LFVN), is a science based network marketing company dedicated to visionary science that looks to transform health, wellness and anti-aging internally and externally at the cellular level. The company is the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, the TrueScience™ Anti-Aging Skin Care Regimen, Canine Health, and the AXIO™ energy product line. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to", “focus”, “design” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our tactical and strategic plans, cost savings, future financial performance, our proposed reverse stock split, future growth and distributor success. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
We are presenting Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA are presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA internally as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA which are non-GAAP financial measures to Net Income, our most directly comparable financial measure presented in accordance with GAAP.

Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
John Mills (646) 277-1254
Partner, ICR INC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)	June 30,
ASSETS	2015	2014
Current assets
Cash and cash equivalents	$13,905	$20,387
Accounts receivable	1,031	1,317
Income tax receivable	2,179	4,681
Inventory	9,248	8,826
Current deferred income tax asset	1,117	158
Prepaid expenses and deposits	2,995	4,604
Total current assets	30,475	39,973

Property and equipment, net	5,759	6,941
Intangible assets, net	1,879	2,014
Deferred debt offering costs, net	1,098	1,353
Long-term deferred income tax asset	235	1,285
Other long-term assets	1,433	2,433
TOTAL ASSETS	$40,879	$53,999
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,614	$2,854
Commissions payable	6,505	7,594
Other accrued expenses	5,600	7,554
Current portion of long-term debt	11,141	4,700

Total current liabilities	25,860	22,702

Long-term debt
Principal amount	10,484	26,125
Less: unamortized discount	(853)	(1,052)
Long-term debt, net of unamortized discount	9,631	25,073
Other long-term liabilities	2,063	2,234
Total liabilities	37,554	50,009
Commitments and contingencies - Note 11
Stockholders' equity
Preferred stock - par value $.001 per share, 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $.001 per share, 250,000 shares authorized and 97,671 and 102,173 issued and outstanding as of June 30, 2015 and 2014, respectively	98	102
Additional paid-in capital	117,573	115,244
Accumulated deficit	(114,095)	(111,240)
Accumulated other comprehensive loss	(251)	(116)
Total stockholders’ equity	3,325	3,990
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,879	$53,999

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Three Months Ended June 30, (Unaudited)		For the Twelve Months Ended June 30,
	2015	2014	2015	2014
(In thousands, except per share data)
Revenue, net	$45,301	$56,038	$190,336	$213,968
Cost of sales	7,293	8,982	28,010	33,194
Gross profit	38,008	47,056	162,326	180,774

Operating expenses:
Commissions and incentives	21,668	26,968	91,074	104,525
Selling, general and administrative	14,782	15,343	57,353	56,801
Total operating expenses	36,450	42,311	148,427	161,326
Operating income	1,558	4,745	13,899	19,448

Other income (expense):
Interest expense	(746)	(1,181)	(3,087)	(3,177)
Other income (expense), net	(103)	(7)	(159)	384
Total other income (expense)	(849)	(1,188)	(3,246)	(2,793)
Income before income taxes	709	3,557	10,653	16,655
Income tax expense	(483)	(1,206)	(3,666)	(5,272)
Net income	$226	$2,351	$6,987	$11,383
Net income per share:
Basic	$—	$0.02	$0.07	$0.11
Diluted	$—	$0.02	$0.07	$0.10
Weighted average shares outstanding:
Basic	95,808	100,988	97,293	105,791
Diluted	96,505	105,609	99,052	111,599

Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(57)	360	(135)	(3)
Other comprehensive loss, net of tax:	$(57)	$360	$(135)	$(3)
Comprehensive income	$169	$2,711	$6,852	$11,380

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Revenue by Region

	For the Three Months Ended June 30, (Unaudited)				For the Twelve Months ended June 30,
	2015		2014		2015		2014
(In thousands)
Americas	$33,723	74%	$39,670	71%	$138,118	73%	$141,227	66%
Asia/Pacific	11,578	26%	16,368	29%	52,218	27%	72,741	34%
Total	$45,301	100%	$56,038	100%	$190,336	100%	$213,968	100%

	Active Independent Distributors (1)
	(Unaudited)

	June 30,
	2015		2014
Americas	44,000	68%	44,000	65%
Asia/Pacific	21,000	32%	24,000	35%
Total	65,000	100%	68,000	100%

	Active Preferred Customers(2)
	(Unaudited)

	June 30,
	2015		2014
Americas	94,000	82%	107,000	84%
Asia/Pacific	21,000	18%	21,000	16%
Total	115,000	100%	128,000	100%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Preferred Customers have purchased product in the prior three months for personal consumption only.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA: (Unaudited)

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2015	2014	2015	2014
(In thousands)
GAAP Net income	$226	$2,351	$6,987	$11,383
Interest Expense	746	1,181	3,087	3,177
Provision for income taxes	483	1,206	3,666	5,272
Depreciation and amortization	547	591	2,285	2,118
Non-GAAP EBITDA:	2,002	5,329	16,025	21,950
Adjustments:
Stock compensation expense	301	784	1,806	2,953
Other (income) expense, net	103	784	159	(384)
Other adjustments*	729	—	(554)	—
Total adjustments	1,133	791	1,411	2,569
Non-GAAP Adjusted EBITDA	$3,135	$6,120	$17,436	$24,519

*Other adjustments for the three months ended June 30, 2015 include approximately $0.7 million for search firm expenses associated with search for executive officers. Other adjustments for the twelve months ended June 30, 2015 include $0.6 million for CEO severance expenses and $0.9 million for search firm expenses associated with search for new executive officers along with a $2.0 million reduction for a one-time pretax benefit from settlement proceeds.